Exhibit 5.01

SCHELL BRAY AYCOCK ABEL & LIVINGSTON PLLC

SUITE 1500 RENAISSANCE PLAZA

230 NORTH ELM STREET

GREENSBORO, NORTH CAROLINA 27401

November 18, 2011

FNB United Corp.

150 South Fayetteville Street

Asheboro, North Carolina 27203

Re:	Up to 10,462,631 Shares of Common Stock, no par value, of FNB United Corp.

Gentlemen:

We have acted as counsel to FNB United Corp., a North Carolina corporation (the “Corporation”), in connection with the registration by the Corporation of (i) 10,440,559 shares of common stock, no par value, of the Corporation (the “Reoffer Shares”) that are presently outstanding and may be sold from time to time by the selling shareholders as more fully set forth in the prospectus forming a part of the registration statement on Form S-1 to which this opinion is an exhibit (the “Registration Statement”) and (ii) 22,072 shares of common stock, no par value, of the Corporation (the “Warrant Shares”) that are issuable upon the exercise of the Amended and Restated Warrant dated October 21, 2011 issued to the United States Department of the Treasury (the “Warrant”). This opinion is being provided to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of rendering our opinion as to the legality of the Reoffer Shares and the Warrant Shares, we have examined the Corporation’s Articles of Incorporation, and all amendments thereto, its Amended and Restated Bylaws, the minutes of its Board of Directors and such of its corporate records as we deemed necessary or appropriate, and the Registration Statement, and all amendments thereto, filed by the Corporation with the Securities and Exchange Commission to effect registration of the Reoffer Shares and the Warrant Shares under the Securities Act of 1933, as amended. For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of such documents.

Based upon our review (and subject to the Registration Statement becoming and remaining effective), we are of the opinion that:

1. The Reoffer Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Warrant Shares have been duly authorized and, if and when issued in accordance with the Warrant, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to any reference to this opinion and to our firm name under the heading “Legal Matters” in the prospectus that forms part of the Registration Statement. We do not, however, thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Schell Bray Aycock Abel & Livingston PLLC